EXHIBIT 99.1

NEWS RELEASE

Date: July 23, 2003	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com

CorVel Announces Record Revenues and Earnings

IRVINE, California, July 23, 2003 – CorVel Corporation (NASDAQ: CRVL) reported record earnings per share of $0.40 for the quarter ended June 30, 2003, up 11% from per share earnings of $0.36 for the same quarter of the prior year. Net income for the quarter was also a record $4.4 million compared to $4.0 million for the prior year’s June quarter. June quarter revenues were $76 million, up 15% from $66 million in the June quarter of 2002. Revenues and earnings for the quarter reflected ongoing growth in the Company’s preferred provider organization (PPO), its medical bill review services and internet-based activities.

The Company’s results benefited from ongoing employer interest in methods of controlling the high cost of workers’ compensation insurance. The Iraq War appears to have dampened healthcare usage in March and April, but activity has recovered in the ensuing months. The soft labor market continues to depress workers’ compensation claims activity.

During the quarter, the Company’s existing office automation service line was expanded substantially through the acquisition of Scan One, a provider of scanning, optical character recognition and document management services. All CorVel offices will sell scanning and document management, the services of Scan One. Scanning operations will also be added to a number of the Company’s larger offices. Scan One brings a decade of experience in the supporting technologies to CorVel. These programs are particularly synergistic with the Company’s medical bill review processing.

CorVel’s MedCheck medical review and CorCare PPO revenues were up 21% from the same quarter of the prior year. New accounts and product line expansions contributed to this result. A shift in the mix of services sold in the quarter resulted in lower margins. Product development in this service line continues at a high level.

CorVel’s healthcare management website, CareMC (http://www.caremc.com), remains a focus of much of the Company’s investment. CareMC continues to be a differentiating feature in CorVel’s service line. During the quarter the number of active users continued to expand. Investments were made in business continuity contingency planning, a data center expansion and ongoing service extensions. In addition, promotional activities in support of the brand were seasonally high.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ompensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients through its 3,500 associates and 185 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2003, and the Company’s most recent form 10-Q.

CorVel Corporation
Income Statement (unaudited) — Three months Ended June 30, 2002 and 2003

	Three months ended June 30,

	2002	2003

Revenues	$66,301,000	$75,912,000
Cost of revenues	53,991,000	62,304,000

Gross profit	12,310,000	13,608,000
General and administrative expenses	5,811,000	6,580,000

Income before income taxes	6,499,000	7,028,000
Income tax provision	2,470,000	2,671,000

Net Income	$4,029,000	$4,357,000

Net income per share
Basic	$.37	$.41

Diluted	$.36	$.40

Weighted average shares outstanding
Basic	10,828,000	10,625,000
Diluted	11,193,000	10,894,000

Summary Balance Sheet Information
As of March 31, 2003 (audited) and June 30, 2003 (unaudited)

	March 31, 2003	June 30, 2003

	(audited)	(unaudited)
Assets
Cash and cash equivalents	$5,913,000	$5,454,000
Accounts receivable, net	45,394,000	42,894,000
Prepaid taxes and expenses	1,815,000	2,125,000
Deferred income taxes	5,029,000	5,029,000
Property and Equipment, Net	25,848,000	26,943,000
Other Assets	9,326,000	13,188,000

TOTAL ASSETS	$93,325,000	$95,633,000

Liabilities and Stockholders’ Equity
Accounts payable	$6,880,000	$9,246,000
Accrued liabilities	13,758,000	11,632,000
Deferred income taxes	5,467,000	5,467,000
Common stock and paid-in-capital	47,467,000	48,189,000
Treasury Stock	(84,127,000)	(87,138,000)
Retained earnings	103,880,000	108,237,000

TOTAL LIABILITIES AND EQUITY	$93,325,000	$95,633,000